Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated March 10, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Northwest Pipe Company, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts,” “Summary Consolidated Financial Data” and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

October 5, 2006